Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

Diluted EPS Totals $0.52, Exceeding Guidance

Global Retail Comps Up 6.4%

Raises Fourth Quarter and Full Year Guidance

Richardson, TX. November 10, 2009 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended October 3, 2009.

Third Quarter Results (2009 vs 2008):

•                  Net sales decreased 6.9% to $381.4 million compared to $409.8 million;

•                  Gross profit fell 6.0% to $210.7 million compared to $224.2 million;

•                  Gross profit margin increased to 55.3% compared to 54.7%;

•                  Operating income decreased 10.0% to $57.4 million, or 15.0% of net sales, compared to $63.7 million, or 15.6% of net sales;

•                  Net income declined 3.3% to $35.3 million compared to $36.5 million; and

•                  Diluted earnings per share decreased 3.7% to $0.52 on 67.4 million shares compared to $0.54 on 68.0 million shares.

Nine Month Period Results (2009 vs 2008):

•                  Net sales decreased 8.8% to $1.02 billion compared to $1.12 billion;

•                  Gross profit decreased 10.1% to $547.3 million, or 53.6% of net sales, compared to $608.8 million, or 54.4% of net sales;

•                  Operating income fell 29.9% to $103.6 million, or 10.2% of net sales, compared to $147.8 million, or 13.2% of net sales;

•                  Net income decreased 24.6% to $69.2 million compared to $91.8 million; and

•                  Diluted earnings per share declined 22.6% to $1.03 on 67.0 million shares compared to $1.33 on 68.9 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer, stated, “Our Third Quarter results surpassed our expectations, driven by retail sales stemming from company-owned stores, a more favorable product sales mix and increased expense leverage.  New store growth and a 6.4% constant dollar increase in comparable store sales resulted in a 22.4% constant dollar sales increase from our direct to consumer segment in the Third Quarter.  The growth of our retail business, in addition to improving domestic wholesale watch sales, helped us achieve global market share gains in watches.  At the same time, we strengthened our balance sheet, increasing cash and marketable securities to $306.7 million at October 3, 2009 while decreasing inventory and receivables by 15.7% and 19.5%, respectively, from the third quarter last year.  Although we have managed our inventories to much lower levels than last year, we remain well-positioned to benefit from any uplift in retail sales during the holiday season.”

Mr. Kovar added, “As a result of the positive momentum in our direct to consumer and watch segments, coupled with a better currency environment, we have raised our net sales and earnings expectations for the fourth quarter.  Using the mid-point of our fourth quarter guidance, our fiscal year 2009 net sales and diluted earnings per share are expected to be near the record levels of fiscal year 2008, when normalized for taxes and impairment charges.  We believe this to be a significant accomplishment in the current environment and attribute this to our diversified and innovative business model, strict inventory and expense management and the dedication and efficiency of our many employees around the world.”

Operating Results

The translation impact of a stronger U.S. dollar during the Third Quarter reduced the Company’s reported net sales by approximately $7.0 million in comparison to the prior year quarter.  Viewed on a constant dollar basis, consolidated net sales decreased 5.2% during the Third Quarter primarily driven by an 11.5% decline in net sales from the Company’s wholesale businesses, partially offset by a 22.4% net sales increase in its direct to consumer segment.   For the Nine Month Period, consolidated net sales decreased 4.1% in constant dollars, principally due to sales volume declines in the global wholesale businesses, partially offset by net sales increases from the Company’s direct to consumer segment.

Despite the current challenging economic environment and positive retail comps in the prior year quarter, the Company’s direct to consumer segment reported strong results.  Direct to consumer net sales for the Third Quarter increased 20.8% (22.4% in constant dollars) in comparison to the prior year quarter, primarily the result of a 21.8% increase in the average number of company-owned stores open during the Third Quarter and constant dollar comparable store sales gains of 6.4%.  Net sales from the Company’s e-commerce businesses also increased 7.0% in constant dollars during the Third Quarter.

The Company’s U.S. wholesale segment experienced a net sales decline of 6.6% during the Third Quarter, comprised of a 17.1% decrease in the accessories business, partially offset by a 2.7% increase in the watch business.  Increased sales volumes in MICHAEL KORS®, MICHELE®, and RELIC® watches were partially offset by sales volume decreases in FOSSIL® watches.  The decrease in the accessories business was principally driven by decreased sales volumes in FOSSIL women’s handbags and small leathers and RELIC accessories.  Additionally, the Company selectively de-emphasized its men’s gift program for the upcoming holiday season in comparison to the prior year period.  Net sales in the Company’s accessories business in the Third Quarter were also negatively impacted by new door roll-outs in the prior year quarter associated with its jewelry and cold weather categories.

International wholesale net sales declined 14.5% on a constant dollar basis during the Third Quarter, including a 38.7% decline in combined sales to third-party distributors and the Company’s Spain joint venture.  European wholesale net sales declined 17.9% (14.3% in constant dollars) representing decreases in both the watch and jewelry categories with declines across all European markets.  Excluding shipments to third party distributors, sales from the Company’s Asia Pacific wholesale operations increased 15.5% on a constant dollar basis, principally the result of contributions from developing businesses in that region including leather goods and MICHAEL KORS and MARC BY MARC® watches.

For the Nine Month Period, consolidated net sales decreased 8.8% (4.1% in constant dollars) principally due to sales volume decreases in the global wholesale segments partially offset by sales volume increases in the direct to consumer segment as a result of new store openings and constant dollar comparable store sales increases of 5.6%.

Gross profit decreased 6.0% to $210.7 million in the Third Quarter in comparison to $224.2 million in the prior year quarter as a result of a decline in net sales partially offset by gross profit margin expansion.  Gross profit margin increased 60 basis points to 55.3% in the Third Quarter compared to 54.7% in the prior year quarter.  The increased gross profit margin was primarily the result of an increase in the sales mix of higher margin direct to consumer segment sales, decreased levels of inventory obsolescence reserves, a reduction in sales mix of lower margin shipments to third party distributors and a decline in domestic accessories net sales that historically generate lower gross profit margins than domestic watch sales.  These increases in gross profit margin were partially offset by a stronger U.S. dollar, which unfavorably impacted gross profit margin by approximately 70 basis points.  During the Third Quarter, direct to consumer sales increased to 24.0% of the consolidated net sales mix in comparison to 18.5% in the prior year quarter.  For the Nine Month Period, gross profit margin declined by 80 basis points to 53.6% compared to 54.4% in the prior year period primarily driven by a stronger U.S. dollar, which unfavorably impacted gross profit margin by approximately 200 basis points, and a higher sales mix of lower margin sales to the off-price channel that primarily occurred during the first half of fiscal year 2009.  These declines in gross profit margin were partially offset by a reduction in sales mix of lower margin shipments to third party distributors and an increase in sales mix of higher margin direct to consumer segment sales.

Total operating expenses in the Third Quarter decreased by $7.1 million to $153.4 million and included a $1.7 million favorable reduction from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior year quarter.  In the Third Quarter, operating expenses as a percentage of net sales increased to 40.2% compared to 39.2% in the prior year quarter, primarily the result of lower wholesale sales volumes.  On a constant dollar basis, the decrease in operating expenses was primarily driven by approximately $14.2 million of reductions related to the Company’s wholesale businesses and corporate cost areas, including approximately $3 million in marketing expenses that were shifted out of the Third Quarter into the fourth quarter of 2009.  These expense savings were partially offset by an $8.8 million increase in the Company’s direct to consumer segment as a result of the Company opening an additional net 54 new stores since the third quarter of 2008.  For the Nine Month Period, operating expenses as a percentage of net sales increased to 43.5% compared to 41.2%.  In comparison to the prior year nine month period, operating expenses for the Nine Month Period included a benefit of approximately $19.4 million related to the favorable translation impact of foreign-based expenses due to a stronger U.S. dollar and a $29.3 million reduction in expenses related to the Company’s wholesale segment and corporate cost areas.  These reductions in operating expenses were partially offset by approximately $31.4 million of increased expenses related to the Company’s investment in retail store and e-commerce growth.

Operating income decreased to 15.0% of net sales in the Third Quarter compared to 15.6% of net sales in the prior year quarter as a result of a decline in net sales and higher operating expenses as a percentage of sales, partially offset by increased gross profit margin.  During the Third Quarter, operating income was negatively impacted by approximately $4.8 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  During the Nine Month Period, operating profit margin decreased to 10.2% compared to 13.2% in the prior year period.  The Company’s operating income for the Nine Month Period included approximately $30.9 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) decreased favorably by $0.8 million and $11.9 million for the Third Quarter and Nine Month Period, respectively, in comparison to the prior year periods.  The decrease for the Third Quarter was principally due to lower mark-to-market foreign currency transaction losses in comparison to the prior year quarter.  The decrease for the Nine Month Period was primarily driven by net mark-to-market foreign currency transaction gains in comparison to net mark-to-market losses in the prior year period.  Additionally, the Company experienced a decrease in interest income during the Third Quarter and Nine Month Period as a result of reduced yields earned on invested cash balances when compared to the respective periods of the prior year.

The Company’s income tax expense for the Third Quarter was $18.8 million, resulting in an effective income tax rate of 34.8%.  For the comparable prior year quarter, income tax expense was $23.2 million, resulting in an effective rate of 38.8%.  The Third Quarter effective tax rate was favorably impacted by a $0.9 million reduction in the Company’s previous year estimated federal income tax liability.  Income tax expense was $37.8 million for the Nine Month Period, resulting in an effective rate of 35.3%.  For the comparable 2008 nine month period, income tax expense was $47.3 million, resulting in an effective rate of 34.0%.  The Company estimates its effective tax rate for the fourth quarter of 2009 will approximate 37%, excluding any discrete events.

Third Quarter net income decreased by 3.3% to $35.3 million, or $0.52 per diluted share, inclusive of an unfavorable $0.03 per diluted share impact related to the stronger U.S. dollar.  Net income of $69.2 million, or $1.03 per diluted share, for the Nine Month Period represents a 24.6% decrease compared to the $91.8 million, or $1.33 per diluted share, earned during the comparable prior year period.  Net income for the Nine Month Period includes net foreign currency losses of $0.16 per diluted share.

Selective Balance Sheet Information

At October 3, 2009, cash, cash equivalents and securities available for sale totaled $306.7 million compared to $125.2 million at the end of the prior year quarter and the Company had $8.3 million of debt as of the Third Quarter.  Inventory at the end of the Third Quarter was $279.6 million, representing a decrease of 15.7% from the prior year quarter-end balance of $331.6 million.  Accounts receivable decreased by 19.5% to $184.5 million at October 3, 2009 compared to $229.3 million at the end of the prior year quarter, primarily due to a reduction in wholesale shipments during the Third Quarter versus the comparable prior year quarter.  Third Quarter days sales outstanding for the Company’s wholesale segments was 56 days in comparison to 62 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from the direct to consumer segment increase as a percentage of the total sales mix, generally benefiting profitability in the fourth quarter, at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage direct to consumer expenses against direct to consumer sales.  For the fourth quarter of 2009, the Company currently expects reported net sales to increase in a range of 7% to 9% with constant dollar sales increasing in a range of 2% to 4%.  Fourth quarter 2009 diluted earnings per share are expected to be in a range of $0.82 to $0.86, as compared to the Company’s previous guidance for fourth quarter diluted earnings per share in the range of $0.74 to $0.80 and versus actual fourth quarter 2008 diluted earnings per share of $0.69.  At prevailing foreign currency rates, the Company expects its fourth quarter 2009 diluted earnings per share estimate will be favorably impacted by approximately $0.17 as a result of the weaker U.S. dollar in comparison to the prior year fourth quarter.  The Company’s 2008 fourth quarter diluted earnings per share included a benefit of approximately $0.21 related to a lower effective tax rate and an unfavorable charge of approximately $0.11 related to tradename and store impairment.  Based upon the better-than-expected Third Quarter results and its current fourth quarter diluted earnings per share estimate, the Company currently expects full year fiscal 2009 diluted earnings per share in the range of $1.85 to $1.89.  The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, footwear, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of 59 independent distributors.  The Company also distributes its products in 342 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
Statement Data (in 000’s except per share data):	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
Net sales	$381,362	$409,760	$1,020,254	$1,119,136
Cost of sales	170,625	185,583	472,956	510,369
Gross profit	210,737	224,177	547,298	608,767
Selling expenses	115,263	120,644	330,872	341,365
Administrative exp.	38,110	39,795	112,783	119,588
Operating income	57,364	63,738	103,643	147,814
Interest exp.	50	79	183	371
Other (exp.) inc. — net	(3,191)	(4,035)	3,535	(8,361)
Tax provision	18,848	23,153	37,777	47,257
Net income	$35,275	$36,471	$69,218	$91,825
Basic earnings per share	$0.53	$0.54	$1.04	$1.35
Diluted earnings per share	$0.52	$0.54	$1.03	$1.33
Weighted average shares outstanding :
Basic	66,714	67,261	66,640	67,931
Diluted	67,408	68,049	67,023	68,881

Consolidated Balance Sheet Data (in 000’s):	October 3, 2009	October 4, 2008
Working capital	$624,632	$527,219
Cash, cash equivalents and securities available for sale	306,712	125,243
Accounts receivable	184,481	229,296
Inventories	279,611	331,614
Total assets	1,187,436	1,098,429
Short-term debt	3,735	4,485
Long-term liabilities	69,348	73,021
Stockholders’ equity	888,014	773,807

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Sales Mix Breakdown (in millions)	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
International wholesale:
Europe	$111.3	$135.5	29.2%	33.1%
Other	60.4	72.0	15.8%	17.6%
Total international wholesale	171.7	207.5	45.0%	50.7%

United States wholesale:
Watch products	68.6	66.8	18.0%	16.3%
Other products	49.4	59.6	13.0%	14.5%
Total United States wholesale	118.0	126.4	31.0%	30.8%

Worldwide direct to consumer	91.7	75.9	24.0%	18.5%

Total net sales	$381.4	$409.8	100.0%	100.0%

	Amounts For the 39 Weeks Ended		Percentage of Total For the 39 Weeks Ended
Sales Mix Breakdown (in millions)	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
International wholesale:
Europe	$303.0	$382.0	29.7%	34.1%
Other	164.6	207.1	16.1%	18.5%
Total international wholesale	467.6	589.1	45.8%	52.6%

United States wholesale:
Watch products	172.5	173.2	16.9%	15.5%
Other products	141.4	156.5	13.9%	14.0%
Total United States wholesale	313.9	329.7	30.8%	29.5%

Worldwide direct to Consumer	238.8	200.3	23.4%	17.9%

Total net sales	$1,020.3	$1,119.1	100.0%	100.0%

END OF RELEASE